                             VALLEY RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 14, 1999

To the Stockholders of
   VALLEY RESOURCES, INC.

     Notice is hereby given that the Annual Meeting of the Stockholders of Valley Resources, Inc. (the "Corporation") will be held at the principal office of the Corporation, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, on Tuesday, December 14, 1999, at 10:00 a.m., for the following purposes:

     1. To elect three directors, each to serve for a term of three years and until their successors are elected and qualified.

     2. To consider and act upon such other matters as may properly come before the meeting and any and all adjournments thereof.

     Only Common Stockholders of record on the stock transfer books of the Corporation at the close of business on October 26, 1999 will be entitled to notice of and to vote at the meeting and at any and all adjournments thereof.

     Stockholders who are unable to attend the meeting in person and wish to have their stock voted are requested to sign, date and return promptly the accompanying Proxy in the enclosed envelope.

                                             By Order of the Board of Directors,

                                                Sharon Partridge, Secretary

Mailed:  November 9, 1999

     STOCKHOLDERS ARE REQUESTED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING. A STOCKHOLDER NEVERTHELESS MAY VOTE IN PERSON IF HE OR SHE DOES ATTEND.

                             VALLEY RESOURCES, INC.
                                1595 Mendon Road
                                 P. O. Box 7900
                       Cumberland, Rhode Island 02864-0700

                                 PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors of Valley Resources, Inc., a Rhode Island corporation (the "Corporation"), for use at the Annual Meeting of the Stockholders of the Corporation to be held at 10:00 a.m. on Tuesday, December 14, 1999, and at any and all adjournments thereof. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about November 9, 1999.

     A stockholder who executes a proxy may revoke it at any time before it is exercised by notifying the Secretary of the Corporation at the above address to such effect in writing before the Annual Meeting, by filing with the Corporation a superseding later-dated proxy, or by voting in person at the meeting. All shares represented by effective proxies will be voted at the Annual Meeting or any adjournment thereof. If the stockholder gives instructions as to any matter to be acted upon, the shares will be voted as so specified. If no instructions are indicated, proxies will be voted for the election of the nominees for director set forth below.


                   VOTING STOCK OUTSTANDING AND VOTING RIGHTS

     Holders of record of the Corporation's Common Stock, par value of $1 per share (the "Common Stock"), at the close of business on October 26, 1999 (the
"record date") are entitled to vote at the meeting. On the record date the Corporation had 4,975,955 shares of Common Stock outstanding. Each stockholder has one vote per share on each matter voted on at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Under applicable law, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

     At the record date the following stockholders were known by the Corporation to be the beneficial owners of more than 5 percent of the outstanding Common Stock of the Corporation, being the only class of equity security issued and outstanding.


                                       Amount of
          Name and Address             Beneficial             Percent
        of Beneficial Owner            Ownership              of Class
        -------------------            ---------              --------

Wilmington Trust Company
1100 North Market Street
Wilmington, DE  19890-0001               850,622                17.1

----------
*Wilmington Trust Company holds these shares as trustee of the Valley Resources, Inc. 401(k) Employee Stock Ownership Plan on behalf of numerous participants. As a result, it has shared voting and dispositive power.

     As of October 26, 1999, the nominees for election as directors, the current directors, the executive officers named in the Summary Compensation Table below, and all executive officers and directors as a group owned beneficially Common Stock of the Corporation in the amount set forth opposite their names (such ownership being reported to the Corporation by the nominees). Unless otherwise stated, the holders have sole voting and investment power.

                                         Amount of
      Name                               Beneficial              Percent
of Beneficial Owner                      Ownership               of Class
-------------------                      ---------               --------

Ernest N. Agresti                         30,997 (2)               (1)
Melvin G. Alperin                          4,402 (3)               (1)
C. Hamilton Davison                          385                   (1)
Don A. DeAngelis                           7,591                   (1)
Alfred P. Degen                            9,508 (4)(10)           (1)
James M. Dillon                            1,012 (5)               (1)
Jonathan K. Farnum                         8,590 (6)               (1)
John F. Guthrie, Jr                        1,879 (7)               (1)
Eleanor M. McMahon                         4,218 (8)               (1)
Virginia Roberts                               0
Charles K. Meunier                        12,483 (9)(10)           (1)
Richard G. Drolet                         10,366 (10)              (1)
Jeffrey P. Polucha                         4,748 (10)              (1)
Sharon Partridge                           6,084 (10)              (1)

All Directors and Officers
as a group (14 persons)                  102,263 (10)              2.1

---------------------
(1) Ownership amounts to one percent or less.

(2) Shares are held in a living trust of which Mr. Agresti is sole trustee with sole voting and investment power.

(3) Shares are held in living trusts of which Melvin G. Alperin and his wife are Trustees with voting and investment powers.

(4) Includes 4,608 shares in which Mr. Degen shares voting and investment power with his wife.

(5) Shares are held in a living trust of which Mr. Dillon is sole trustee with sole voting and investment power.

(6) Includes 3,531 shares held by Mr. Farnum's wife to which he disclaims beneficial ownership.

(7) Includes 100 shares held by Mr. Guthrie's children in which he shares voting and investment power.

(8) Shares are held in a living trust of which Dr. McMahon is sole trustee with sole voting and investment power.

(9) Includes 2,362 shares in which Mr. Meunier shares voting and investment power with his wife.

(10) Includes shares held in the Valley Resources 401(k) Employee Stock Ownership Plan based upon information as of October 26, 1999 provided by the plan Trustee.

                              ELECTION OF DIRECTORS

     The Articles of Incorporation of the Corporation provide that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible, and that one class shall be elected each year for a term of three years. Accordingly, it is proposed that the three nominees listed below be elected to serve three year terms. Messrs. Agresti and DeAngelis are presently directors whose terms expire at this meeting. Dr. Eleanor M. McMahon, whose term expires at this meeting, is not standing for reelection having reached the mandatory retirement age of 70. Virginia Roberts has been nominated to fill the vacancy created by Dr. McMahon's retirement. There are six other directors whose terms do not expire at this time. In accordance with the Rhode Island Business Corporation Act, directors are elected by a majority of votes of the shares represented at the Meeting and entitled to vote thereon.

     It is intended that the shares represented by proxy will be voted to elect the three nominees named below, unless authority to do so has been withheld by proxy.

     Should any of the nominees be unable to serve, the proxy will be voted for a substitute nominee designated by the Board of Directors. Each of the nominees has indicated a willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable.

     The nominees for election as directors as well as those directors whose terms have not expired are named below.


                        Position Held  First Served  Business Experience
                            with          in the           During
        Name        Age  Corporation     Position      Last Five Years
        ----        ---  -----------     --------      ---------------

Directors nominated for a term of three years:

Ernest N. Agresti   69    Director        1975   Retired; Partner in the law
(2)(3)                                           firm of Edwards & Angell, LLP,
                                                 Providence, Rhode Island, for
                                                 more than five years prior to
                                                 retirement

Don A. DeAngelis    60    Director        1976   Vice Chairman and Chief
(2)(3)                                           Executive Officer, Murdock
                                                 Webbing Co., Inc., a manu-
                                                 facturer of narrow fabric,
                                                 Central Falls, Rhode Island.

Virginia Roberts    48                           Senior Vice President, Fleet
                                                 National Bank since 1995;
                                                 Vice President, Fleet National
                                                 Bank from 1985 to 1995.

Directors whose terms expire in 2000:

Melvin G. Alperin   63   Director         1979   President, Brewster Industries,
(1)(3)                                           real estate investments,
                                                 Pawtucket, Rhode Island

Alfred P. Degen     52   Chairman,        1997   Chairman since December
                         Chief Executive  1995   1997, Chief Executive Officer
                         Officer                 since March 1995; President,
                         President and    1994   since July 1994.
                         Director

Directors nominated for a term of three years:

C. Hamilton Davison 40    Director        1995   President and Chief Executive
(1)                                              Officer of Paramount Cards,
                                                 Inc., a designer, manufacturer,
                                                 distributor and retailer of
                                                 greeting cards, Pawtucket,
                                                 Rhode Island.  Mr. Davison is
                                                 also a director of Tufco
                                                 Technologies, Inc., a specialty
                                                 printer and converter of
                                                 custom paper and nonwoven
                                                 material.

                        Position Held  First Served  Business Experience
                            with          in the           During
        Name        Age  Corporation     Position      Last Five Years
        ----        ---  -----------     --------      ---------------


Directors whose terms expire in 2001:

James M. Dillon     66    Director        1983   Retired; Director of
(1)                                              Development, The Roman Catholic
                                                 Diocese, Bridgeport,
                                                 Connecticut from November 1993
                                                 to December 1994.

Jonathan K. Farnum  60    Director        1983   Chairman and President,
(1)(2)(3)                                        Wardwell Braiding Machine
                                                 Company, a manufacturer of
                                                 special design machinery,
                                                 Central Falls, Rhode Island.

John F.Guthrie, Jr. 55    Director        1979   Vice President, New England
(2)(3)                                           Financial, an insurance and
                                                 financial services company,
                                                 Boston, Massachusetts.
________________________________
(1) Member, Audit Committee
(2) Member, Compensation Committee
(3) Member, Development Committee


                         GOVERNANCE OF THE CORPORATION

     During the fiscal year ended August 31, 1999, the Board met four times. Each member of the Board of Directors attended at least 75% of the aggregate of the meetings of the Board and its committees on which they served in that year.

     The Board has an Audit Committee consisting of Messrs. Alperin (Chairman), Davison, Dillon, Farnum and Dr. McMahon. The Audit Committee of the Board of Directors, composed solely of directors who are not officers or employees of the Corporation, meets periodically with management and the Corporation's independent certified public accountants to discuss their evaluation of internal accounting controls, the quality of financial reporting and related matters. The independent auditors have free access to the Audit Committee, without management present, to discuss the results of their audits. The Audit Committee also reviews quarterly and annual filings made with the Securities and Exchange Commission. The Committee met once during the fiscal year ended August 31, 1999.

     The Board has a Compensation Committee consisting of Messrs. DeAngelis (Chairman), Agresti, Farnum and Guthrie. The Compensation Committee is charged with reviewing the salary administration program for management personnel, implementing the plan for that program and making appropriate recommendations to the Board of Directors. The Compensation Committee met once during the fiscal year ended August 31, 1999.

     The Board has a Development Committee consisting of Messrs. Farnum (Chairman), Agresti, Alperin, DeAngelis and Guthrie. The Development Committee meets periodically with management to discuss and evaluate plans to develop the overall strategic direction of the Corporation. The Committee makes appropriate recommendations to the Board regarding these plans. The Development Committee met once in fiscal 1999.

     The Board of Directors has no nominating committee as the Board as a whole studies the qualifications and recommends to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation.

     All directors, except Mr. Degen, receive an annual retainer fee of $6,000 and a fee of $600 per meeting attended. The members of the Audit, Compensation and Development Committees of the Board receive a fee of $600 per meeting attended with the chairman of each committee receiving a fee of $750. Under a formal plan, directors may elect to defer all or a portion of their fees earned for services as a director. Under the terms of the plan a director's deferred election includes a payment schedule specifying the date on which payment shall begin, which shall not be earlier than the Director's 65th birthday, nor later than the first day of the month following the date the Director attains age 70. At August 31, 1999, Messrs. Agresti, Alperin, Dillon, Farnum and Dr. McMahon had so elected to defer their fees. The Corporation has adopted a Director's Retirement Plan pursuant to which non-employee directors who (i) have completed a minimum of 10 years of board service and retire from the board at or after age 60 or (ii) retire from the board at or after age 70, are entitled to receive an annual retirement benefit for a 10-year period following retirement from the Board. The annual retirement benefit equals the annual director's retainer being paid on the date of retirement from the Board, with such amount being pro-rated in the case of directors with less than 10 years of service on the date of retirement.

                         EXECUTIVE OFFICER COMPENSATION
     The following tables and notes set forth the compensation provided by the Corporation to its Chief Executive Officer and the Corporation's other most highly compensated executive officers (the "Named Officers"), whose total compensation was in excess of $100,000 in fiscal 1999:


                           SUMMARY COMPENSATION TABLE

                                        Annual Compensation
                                        -------------------
      Name and                                                   All Other
 Principal Position             Year     Salary     Bonus     Compensation(1)
-------------------             ----     ------     -----     ---------------
Alfred P. Degen                 1999     198,704    36,500         3,935
  Chairman, President and       1998     188,365    35,239         3,621
  Chief Executive Officer       1997     179,536    38,235         4,316

Kenneth W. Hogan                1999     117,496    19,000         1,398
  Senior Vice President,        1998     136,966    20,021         1,868
  Chief Financial Officer,      1997     131,809    18,836         1,813
  and Secretary (2)

Charles K. Meunier              1999     112,954    10,500         2,014
  Vice President,               1998     107,997    10,060         1,423
  Operations                    1997     103,686    10,917         3,032


Richard G. Drolet               1999     106,013     9,750         2,054
  Vice President,               1998     103,128    10,060         2,005
  Information Systems and       1997      98,555    10,917         2,851
  Corporate Planning

Jeffrey P. Polucha              1999      98,059     9,750         1,924
  Vice President,               1998      92,694    10,060         1,838
  Marketing and                 1997      84,968    10,917         2,329
  Development

Sharon Partridge                1999      95,800     7,100         1,916
  Vice President,               1998      90,267     7,187         1,605
  Chief Financial Officer,      1997      86,633     7,800         1,858
  Secretary and Treasurer

----------------------------
(1) All full-time employees of Valley Resources who have completed one year of service are eligible to participate in the 401(k) Employee Stock Ownership Plan. Under this plan, a participating employee may contribute up to 20% of base pay, and the Corporation will contribute each year from profits an amount equal to at least 50% of the participant's contribution to a maximum of 2% of base pay. The plan permits a participant to make contributions on a pretax basis under Section 401(k) of the Internal Revenue Code, thereby reducing the participant's taxable compensation. In addition, the Corpo-ration may make discretionary contributions as approved by the Board of Directors. Employer contributions follows: Mr. Degen $3,935 in 1999, $3,621 in 1998, and $4,316 in 1997; Mr. Hogan $1,398 in 1999, $1,868
     in  1998  and  $1,813 in  1997; Mr. Meunier $2,014 in 1999,  $1,423 in 1998
     and $3,032 in 1997;  Mr. Drolet  $2,054 in 1999,  $2,005 in 1998 and $2,851
     in 1997; Mr. Polucha $1,924 in 1999, $1,838 in 1998 and $2,329 in 1997; and
     Ms. Partridge $1,916 in 1999, $1,605 in 1998 and $1,858 in 1997.

(2)  Mr. Hogan resigned effective May 16, 1999.

Pension Plan

     The  Corporation  maintains a defined benefit plan  (Employees'  Retirement
Plan) covering all management and nonbargaining unit employees except the Corporation's subsidiaries, Morris Merchants, Inc. and Alternate Energy Corporation. Covered compensation under the plan includes only regular salary, excluding any fees, bonuses or other additional types of compensation. The covered compensation for the most recently available plan year was $6,270,736.

     The Corporation also maintains a supplemental retirement plan for Mr. Degen. This plan provides that the officer's retirement payment will approximate 65 percent of the combination of final year base salary plus the average of the incentive compensation paid to the officer over the last three years.

     The following table sets forth the annual retirement benefit, using a straight life annuity, at the normal retirement age of 65, which would accrue for each year of credited service, using a formula based upon 1 1/2 percent of final average compensation times years of credited service and reduced by 1 percent of the employee's Social Security benefit multiplied by the number of years of credited service over the amount of the retirement annuity, at the indicated rates of compensation, assuming receipt of Social Security benefits of $1,000 per month. At August 31, 1999, Mr. Degen has four years of credited service, Mr. Hogan has 22 years, Mr. Meunier has 32 years, Mr. Drolet has 26 years, Mr. Polucha has 14 years and Ms. Partridge has 18 years. Table A sets forth the annual retirement benefit for participants in the supplemental retirement plan and Table B sets forth the benefit for all other pension plan participants.

Table A

Final Year Compensation                  Average Benefits for Years of
Plus Average of Last Three                Credited Service Indicated
Years Incentive Award           15 years    30 years    35 years    40 years
---------------------           ---------   ---------   ---------   ---------
$100,000 ....................   $ 53,000    $ 53,000    $ 53,000    $ 53,000
 125,000 ....................     69,250      69,250      69,250      69,250
 150,000 ....................     85,500      85,500      85,500      85,500
 175,000 ....................    101,750     101,750     101,750     101,750
 200,000 ....................    118,000     118,000     118,000     118,000
 225,000 ....................    134,250     134,250     134,250     134,250
 250,000 ....................    150,500     150,500     150,500     150,500
 300,000 ....................    183,000     183,000     183,000     183,000
 400,000 ....................    248,000     248,000     248,000     248,000
 450,000 ....................    292,500     292,500     292,500     292,500
 500,000 ....................    313,000     313,000     313,000     313,000


Table B

Average Year Compensation               Average Benefits for Years of
for Five Consecutive Highest              Credited Service Indicated
of the Last Ten Years           15  years   30  years   35  years   40  years
---------------------           ---------   ---------   ---------   ---------
$100,000.....................   $ 20,700    $ 41,400    $248,300    $ 55,200
 125,000.....................     26,325      52,650      61,425      70,200
 150,000(1)..................     31,950      63,900      74,550      85,200

_______________________
(1)  Maximum compensation under the plan.

Certain Compensation Arrangements

     The Corporation has entered into termination agreements with Messrs. Degen, Meunier, Drolet, Polucha and Ms. Partridge which provide certain benefits to those officers in the event of certain terminations of employment occurring after a change in control of the Corporation. A change in control is defined as the acquisition by any person of the beneficial ownership of 20% or more of the voting power of the Corporation's stock, a change in a majority of the directors during any period of two consecutive years or the disposition of assets relating to which the officers' services are principally performed. Benefits are payable under the agreement in the event of termination of employment by the Corporation unless such termination is due to death, retirement or disability; by the Corporation for cause; or by the officer for Good Reason. Good Reason is defined as any significant change in duties and responsibilities; any reduction in base salary; relocation; the failure of the Corporation to continue any compensation plan; any material reduction in benefit plans; the failure by the Corporation to pay any portion of current or deferred compensation; and any failure by the Corporation to obtain a satisfactory agreement from any successor to assume the terms of this agreement.

     Executives may terminate the agreement for Good Reason at any time within fifteen months after the later of a change in control or the expiration of six months in which the officers agree to remain in the employ of the Corporation after a potential change in control. A potential change in control is defined as any agreement the Corporation enters into which would result in a change in control; any person publicly announces an intention to take actions which would constitute a change in control; the acquisition of any person of the beneficial ownership of 9.5% or more of the voting power of the Corporation's stock; or the Board adopts a resolution to the effect that a potential change in control has occurred under the agreement.

     The agreements provide, upon occurrence of a change in control, for a lump sum payment consisting of the following: (a) an amount equal to the officers unpaid base salary plus amounts due under any compensation plan; (b) three times covered compensation (annual salary at date of change in control plus cash portion of Executive Incentive Compensation for the plan year in which the change in control occurs) for Mr. Degen and two times covered compensation for the other Named officers; (c) the continuation of life, disability, accident and health insurance benefits for three years in the case of Mr. Degen and two years for the other named officers; and (d) a lump sum cash payment of the actuarial present value equivalent of the excess retirement pension which would have accrued after the termination date for that number of additional months for which severance is paid and the retirement pension which had accrued.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

                          EXECUTIVE COMPENSATION DESIGN

     The design of the Corporation's executive compensation system is intended to attract, retain and motivate high quality executives with an individual and corporate performance-based compensation package that promotes achievement of both corporate and operating company goals for the benefit of both customers and stockholders. The program is designed to provide a competitive annual salary, and through variable performance elements, act as a mechanism to integrate the subsidiaries by common performance criteria. The goals defined within the incentive compensation components of the program are intended to focus management attention on annual and long-term business objectives. The Compensation Committee of the Board of Directors of Valley Resources, Inc. (the "Committee"), comprised solely of outside directors, is responsible for establishing, reviewing and administering the compensation plan for executive officers of the Corporation and its subsidiaries.

     The compensation package of each executive officer consists of base salary and the potential for an annual incentive award. The base salary component is based primarily upon comparative market- derived compensation data for jobs of comparable positions and breadth of responsibilities within the utility industry in New England and nationally. The annual incentive award is based upon the Corporation's standings among a comparison group of companies in the utility industry. The comparison companies (the "Peer Group") are those companies used for measuring the Corporation's performance as set forth below under "Corporate Performance." For an executive officer to receive the targeted level of compensation the Corporation must meet certain shareholder and customer value criteria established by the Committee. This places a portion of the executive officer's compensation at risk and tied to annual and long-term corporate performance. The total of the base salary and incentive award is designed to meet the prevailing market level of compensation for a comparison group of companies when targeted levels of performance are achieved. When targeted levels of performance are exceeded the total compensation should surpass the market level.

     A discussion of the two components of executive officer compensation and decisions made by the Committee concerning the Named Officers and the Chief Executive Officer follows.


                                   BASE SALARY

     The base salary portion of the executive officers' compensation is market-based and not tied to corporate performance. The objective of the Committee is to establish a compensation level that approaches the midpoint of a sample group of companies with similar sales and complexities as the Corporation. In December 1998, the Committee met to review the data analysis that had been prepared by an independent compensation consultant to establish the base salary for calendar 1999 for each of the named officers. For calendar 1999 the base salary of each executive officer was adjusted to reflect changes in the market after consultation with the consultant. The base salary of the Chief Executive Officer approximates 90 percent of the comparison group of companies. The other executive officers approximate 80 percent of the comparison group.


                             ANNUAL INCENTIVE AWARD

     The annual incentive award is determined by a formula based upon the performance of the Corporation against the Peer Group during the fiscal year as measured against certain customer and stockholder value criteria on both a short and long-term basis. The amount of the incentive award is a percentage of the officer's base salary and can range from zero to 30 percent depending upon the level of performance and the position of the individual corporate officer. The criteria that are used and the weighted percentage of the award that is granted for that specific criteria are: net income, normalized for the impact of weather, as compared to budgeted net income, at 25 percent; 3-year average return on equity at 12.5 percent; market-to-book ratio at 12.5 percent; the ratio of long-term utility operating expenses to the long-term utility operating revenues at 25 percent; and Board of Directors discretion at 25 percent. If the weather normalized earnings result for the fiscal year does not equal at least 90 percent of the budget, then no incentive award is payable under the provisions of the plan.

     In December 1998, the Committee met to evaluate the fiscal 1998 results of operations. The net income of the Corporation on a normalized basis exceeded the threshold based upon the budget established for fiscal 1998 and thus the Compensation Committee considered the award of incentive compensation to eligible members of management. The three year average return on equity of the Corporation exceeded the three year average return on equity of the Peer Group by approximately 13 percent. The Corporation's market-to-book ratio did not meet the Peer Group, resulting in no bonus allocation for this factor. The current year operation and maintenance expense ratio to base revenues equaled the three year average. All these operating and performance results generated a portion of the bonus pool. In addition to these performance criteria the Committee also considered the Corporation's stable earnings despite weather related sales losses and the continuation of the employee training and development initiative. The incentive award of the Chief Executive Officer approximates 62 percent of the comparison group of companies. The incentive award for the other officers approximates 46 percent of the comparison group. The base salary plus the incentive award of the Chief Executive Officer approximates 84 percent of the comparison group and 76 percent for the other executive officers.

     The incentive award for fiscal 1999, if any, will be determined in December 1999 based on a new set of criteria designed to even more closely align the interests of management and stockholders. This new incentive compensation plan was adopted by the Board based upon recommendations by the Board's compensation consultant to move to a plan more consistent with industry standards. The criteria for fiscal 1999 and subsequently will be: (1) net income, unadjusted for weather (with failure to make the dividend resulting in no incentive award being paid under the provisions of the plan) at 35 percent; (2) total shareholder return at 25 percent; (3) cost of service ratio (utility expenditures as a percentage of base utility revenues) at 20 percent and Board discretion at 20 percent. The new plan calls for approximately one-third of the incentive compensation to be paid in Valley Resources, Inc. common stock that will be restricted for a period of two years following award. The remainder of the award will be payable in cash or stock at the discretion of the officer.

     This report has been provided by the Compensation Committee.

                         Don A. DeAngelis (Chairperson)
                         Ernest N. Agresti
                         Jonathan K. Farnum
                         John F. Guthrie, Jr.


                              CORPORATE PERFORMANCE

     The following charts compare the Corporation's performance, as measured by the change in price of its common stock plus reinvested dividends, with the Standard & Poor's natural gas index, the AMEX stock index and a group of comparative diversified-energy companies. The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the end of each quarter). The graph assumes $100 invested in the Corporation and each of the indices at August 31, 1994. The Peer Group consists of the following companies, which are also used to determine the annual incentive award.



        Berkshire Gas Company
        Colonial Gas Company
        Connecticut Energy Corporation
        CTG Resources, Inc.
        Delta Natural Gas
        Energynorth, Inc.
        Energy South, Inc.
        Providence Energy Corporation
        Roanoke Gas Corporation
        Semco Energy
        Yankee Gas Services

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
           AMONG VALLEY RESOURCES, INC., THE S & P NATURAL GAS INDEX,
                  THE AMEX MARKET VALUE INDEX AND A PEER GROUP



Cumulative Total Return
                               8/94     8/95     8/96     8/97     8/98     8/99

VALLEY RESOURCES, INC          100       92      107      107      121      148
PEER GROUP                     100      100      114      131      136      197
S & P NATURAL GAS              100      113      153      185      180      285
AMEX MARKET VALUE              100      118      123      147      129      181


*$100 INVESTED ON 8/31/94 IN STOCK OR INDEX -
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING AUGUST 31.

                 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's executive officers and directors and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Form 4 for the month of May 1999 for Alfred P. Degen was filed one date late for the purchase of 1,000 shares of Common Stock. Due to a clerical error, dividend reinvestment plan acquisitions on Form 5 for Messrs. DeAngelis, Farnum, Davison and Guthrie were filed 16 days late.

                          2000 ANNUAL MEETING PROPOSALS

     Stockholders may submit proposals for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held on December 12, 2000 provided the proposal is received at the principal executive office of the Corporation, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, prior to July 3, 2000. Stockholders who intend to submit proposals at the 2000 Annual Meeting without including them in the Proxy Statement for such meeting must notify the Corporation of this intention no later than September 17, 2000.

                                    AUDITORS

     The Board of Directors has selected the firm of Grant Thornton LLP as the independent certified public accountants for the Corporation to audit its financial statements for the fiscal year 1999. This firm has served the Corporation in this capacity for several years. A representative of Grant Thornton LLP is expected to attend the Annual Meeting and will be available to respond to appropriate questions. It is not anticipated such representative will make a prepared statement at the meeting; however, he or she will be free to do so if he or she chooses.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, management knows of no other matters to be brought before the meeting. Should any other business properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in such proxies.

                              SOLICITATION EXPENSES

     The Corporation will bear the cost of the solicitation of proxies by the Board of Directors, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Although it is anticipated that proxies will be solicited principally by mail, proxies may be solicited by personal interview, telephone or telegraph, by certain of the Corporation's employees without compensation therefor.

                                            By Order of the Board of Directors,


                                            Sharon Partridge, Secretary
Cumberland, Rhode Island
November 9, 1999

                             VALLEY RESOURCES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 14, 1999

To the Stockholders of
   VALLEY RESOURCES, INC.

     Notice is hereby given that the Annual Meeting of the Stockholders of Valley Resources, Inc. (the "Corporation") will be held at the principal office of the Corporation, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, on Tuesday, December 14, 1999, at 10:00 a.m., for the following purposes:

     1. To elect three directors, each to serve for a term of three years and until their successors are elected and qualified.

     2. To consider and act upon such other matters as may properly come before the meeting and any and all adjournments thereof.

     Only Common Stockholders of record on the stock transfer books of the Corporation at the close of business on October 26, 1999 will be entitled to notice of and to vote at the meeting and at any and all adjournments thereof.

     Stockholders who are unable to attend the meeting in person and wish to have their stock voted are requested to sign, date and return promptly the accompanying Proxy in the enclosed envelope.

                                            By Order of the Board of Directors,

                                                 S. Partridge, Secretary

Mailed:  November 9, 1999

     STOCKHOLDERS ARE REQUESTED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING. A STOCKHOLDER NEVERTHELESS MAY VOTE IN PERSON IF HE DOES ATTEND.



VALLEY RESOURCES, INC.                        PROXY/VOTING INSTRUCTION CARD
--------------------------------------------------------------------------------
         This proxy is solicited on behalf of the Board of Directors of VALLEY RESOURCES, INC. for the Annual Meeting on December 14, 1999

     The stockholder appoints A. P. Degen, S. Partridge and P. A. Morrison, and each of them, with full power of substitution in each, the proxies of the stockholder, to represent the stockholder and vote all shares of Valley Resources, Inc. Common Stock which the stockholder may be entitled to vote at the Annual Meeting of Stockholders to be held on December 14, 1999 and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed will be voted in the manner directed herein by the stockholder. If no direction is given, this proxy will be voted FOR proposal 1.

                                                VALLEY RESOURCES, INC.
                                                P. O. BOX 11419
                                                NEW YORK, NY  10203-0419


            (Continued, and to be signed and dated on reverse side.)

                                VOTE BY INTERNET
                          24 HOURS A DAY, 7 DAYS A WEEK

INTERNET                                                    MAIL
http://proxy.shareholder.com/vr

Use the Internet to vote your proxy.        Mark, sign and date your proxy card
Have your proxy card in hand when           and return it in the postage-paid
you access the website.  You will be        envelope we have provided.
prompted to enter your control
number, located in the box below, to
create an electronic ballot.

Your Internet vote authorizes the named     If you have submitted your proxy by
proxies to vote your shares in the same     the Internet there is no need for
manner as if you marked, signed and         you to mail back your proxy.
returned the proxy card.



                                            ____________________________________


                                                      CONTROL NUMBER FOR
                                                       INTERNET VOTING
                                             ___________________________________

                                          DETACH PROXY CARD HERE IF YOU ARE NOT
                                                  VOTING BY THE INTERNET



1. Election of Directors FOR all nominees WITHHOLD AUTHORITY to vote *EXCEPTIONS
                         listed below     for all nominees listed below

Nominees:  Ernest N. Agresti, Don A. DeAngelis, Virginia Roberts
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions ____________________________________________________________________
2. To consider and act upon other matters as they may properly come before the meeting and any and all adjournments thereof.

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                                          Change of Address or
                                                          Comments Mark Here

The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

                                              Dated: ___________________, 199___

                                               _________________________________
                                                          Signature
                                               _________________________________
                                                          Signature
(Please sign, date and return this proxy in
the enclosed postage prepaid envelope.)        Votes must be indicated (X)  in
                                               Black or Blue ink.